Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A of Fidelity New York Municipal
Trust: Fidelity New York Municipal Income Fund (formerly known as Fidelity New York Tax-Free High Yield Portfolio), Fidelity New York Insured Municipal Income Fund (formerly known as Fidelity New York Tax-Free Insured Portfolio), Spartan New York Municipal Income Fund (formerly known as Spartan New York Municipal High Yield Portfolio), and Spartan New York Intermediate Municipal Income Fund (formerly known as Spartan New York Intermediate Municipal Portfolio), of our reports dated March 4, 1996 on the financial statements and financial highlights included in the January 31, 1996 Annual Reports to Shareholders of Fidelity New York Municipal Income Fund, Fidelity New York Insured Municipal Income Fund, Spartan New York Municipal Income Fund and Spartan New York Intermediate Municipal Income Fund.
We also consent to the incorporation by reference in this Post-Effective Amendment, of our reports dated March 4, 1996 on the financial statements and financial highlights included in the Annual Reports to Shareholders of Fidelity New York Municipal Trust II: Fidelity New York Municipal Money Market Fund (formerly known as Fidelity New York Tax-Free Money Market Portfolio), and Spartan New York Municipal Money Market Fund (formerly known as Spartan New York Municipal Money Market Portfolio.)
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.


/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
March 18, 1996